Exhibit 99.5
CONSENT OF SANDLER O’ NEILL & PARTNERS, L.P.
We hereby consent to the inclusion of our opinion letter to the Board of Directors of First Niagara Financial Group, Inc. (the “Company”), dated as of August 18, 2010, as an Appendix to the joint Proxy Statement/Prospectus relating to the proposed merger of FNFG Merger Sub, Inc. with and into NewAlliance Bancshares, Inc. contained in this Registration Statement on Form S-4 and any amendment thereto as filed with the Securities and Exchange Commission, and to the references to our firm and such opinion in such joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.
Very truly yours,
/s/ Sandler O’Neill & Partners, L.P.
Sandler O’Neill & Partners, L.P.
New York, New York
October 26, 2010